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Exhibit 23.1

Independent Auditors' Report on Schedule
and Consent

The Board of Directors
TriQuint Semiconductor, Inc.:

        Under date of February 11, 2003, we reported on the consolidated balance sheets of TriQuint Semiconductor, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, as contained in the annual report on Form 10-K for the year 2002. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

        The consolidated financial statement schedule as of December 31, 2000 has been restated to reflect the pooling of interests transaction with Sawtek Inc., a wholly-owned subsidiary. We did not audit the financial statement schedule of Sawtek Inc. The schedule includes Sawtek Inc.'s allowance for doubtful accounts, additions charged to costs and expenses, deductions and balance as of and for the year ended September 30, 2000 of $130, $14 and $690, respectively. The schedule also includes Sawtek Inc.'s inventory valuation reserve, additions charged to costs and expenses, deductions and balance as of and for the year ended September 30, 2000 of $1,508, $191 and $3,426, respectively. Additionally, the schedule includes Sawtek Inc.'s estimated liability for warranty, additions charged to costs and expenses, deductions and balance as of and for the year ended September 30, 2000 of $0, $0 and $230, respectively. That information was audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Sawtek Inc. as of September 30, 2000 is based solely on the report of the other auditors. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole and the report of other auditors, presents fairly in all material respects the information set forth therein.

        We consent to incorporation by reference in the Registration Statements (Nos. 33-75464, 333-02166, 333-08893, 333-08891, 333-31585, 333-48883, 333-66707, 333-74617, 333-81273, 333-39730, 333-39732, 333-61582, 333-65850, 333-89242 and 333-102085) on Form S-8 of TriQuint Semiconductor, Inc. of our report dated February 11, 2003, relating to the consolidated balance sheets of TriQuint Semiconductor, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, and the related financial statement schedule, which report appears in the annual report on Form 10-K of TriQuint Semiconductor, Inc. for the year 2002.

                      /s/  KPMG LLP

Portland, Oregon
March 27, 2003

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  Exhibit 23.1
Independent Auditors' Report on Schedule and Consent